     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 25, 1998
                                                       REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                              LSB BANCSHARES, INC.
             (Exact Name of Registrant as Specified in its Charter)

                     NORTH CAROLINA                                             56-1348147
              (State or other Jurisdiction                                   (I.R.S. Employer
           of Incorporation or Organization)                              Identification Number)

                                 ONE LSB PLAZA
                        LEXINGTON, NORTH CAROLINA 27292
                                 (336) 248-6500
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                             ---------------------

                                 ROBERT F. LOWE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              LSB BANCSHARES, INC.
                                 ONE LSB PLAZA
                        LEXINGTON, NORTH CAROLINA 27292
                                 (336) 248-6500
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                             ---------------------

                                   COPIES TO:
                            DAVID E. JOHNSTON, ESQ.
                               HUNTON & WILLIAMS
                       ONE NATIONSBANK PLAZA, SUITE 2650
                             101 SOUTH TRYON STREET
                        CHARLOTTE, NORTH CAROLINA 28280
                                 (704) 378-4700

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                      PROPOSED MAXIMUM          PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF        AMOUNT TO BE              OFFERING             AGGREGATE OFFERING          AMOUNT OF
SECURITIES TO BE REGISTERED     REGISTERED(1)        PRICE PER SHARE(2)             PRICE(2)           REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $5
  per share...............         47,301                 $20.375                   $963,758                 $285
=========================================================================================================================

(1) Pursuant to Rule 416 under the Securities Act of 1933 (the "Securities Act"), the number of securities registered hereby includes an undetermined number of shares resulting from any stock splits, stock dividends, or similar transactions relating to the registered securities.

(2) Estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the common stock of the registrant reported on the Nasdaq National Market System on June 23, 1998, pursuant to Rule 457(c) under the Securities Act.

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                 47,301 SHARES
                              LSB BANCSHARES, INC.
                                  COMMON STOCK

     LSB Bancshares, Inc. ("LSB") hereby registers up to 47,301 shares (the "Shares") of its Common Stock, $5.00 par value (the "Common Stock"), for the account of certain selling shareholders (the "Selling Shareholders") in connection with the proposed resale by the Selling Shareholders of 47,301 Shares issuable upon the exercise of certain warrants held by such Selling Shareholders. LSB is a bank holding company that owns all of the outstanding shares of Lexington State Bank ("LSB Bank"), a North Carolina bank corporation that operates a full-service commercial bank and trust business through 21 offices located in Davidson, Forsyth and Stokes counties in North Carolina.

     LSB will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.

     LSB will pay all of the expenses of this offering, except that the Selling Shareholders will bear the cost of any brokerage commissions or discounts incurred in connection with the sale of the Shares and related legal expenses. The Shares may be sold by the Selling Shareholders directly or through underwriters, dealers or agents in market transactions or in privately negotiated transactions. See "Plan of Distribution."

     The Common Stock is included for trading on the Nasdaq National Market under the symbol "LXBK." On June 23, 1998, the last reported sales price of the Common Stock on the Nasdaq National Market was $20.00 per share.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

   THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS, OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL
       DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY. THE SECURITIES ARE NOT OBLIGATIONS OF NOR ARE THE SECURITIES GUARANTEED BY LEXINGTON STATE BANK OR LSB BANCSHARES, INC. THE SECURITIES ARE
  SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL INVESTED.
                             ---------------------

     No dealer, salesperson or other person is authorized to give any information or to make any representation not contained or incorporated by reference into this Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by LSB or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of LSB since the date of this Prospectus.

                 THE DATE OF THIS PROSPECTUS IS JUNE   , 1998.

                             AVAILABLE INFORMATION

     LSB has filed a Registration Statement on Form S-3 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus constitutes a part. This Prospectus omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement and the exhibits thereto for further information about LSB and the securities offered hereby. Statements contained herein regarding the provisions of documents filed as exhibits to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. The Registration Statement, and the exhibits thereto, may be inspected and copied at prescribed rates at the Commission's public reference facilities at the addresses indicated below.

     LSB is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is required to file reports, proxy and information statements, and other information with the Commission. Copies of such reports, proxy and information statements, and other information can be obtained, at prescribed rates, from the Commission by addressing written requests for such copies to the Public Reference Section at the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy and information statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a Web site on the Internet at "http://www.sec.gov" that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including LSB. The shares of LSB Common Stock are included on the Nasdaq National Market ("Nasdaq"), and reports, proxy and information statements, and other information concerning LSB also may be inspected at the offices of Nasdaq, 1735 K Street, N.W., Washington, D.C. 20006.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed with the Commission by LSB (Commission File No.: 0-11448) pursuant to the Exchange Act are hereby incorporated by reference herein:

          (a) LSB's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

          (b) LSB's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998;

          (c) LSB's Current Report on Form 8-K dated February 11, 1998; and

          (d) The description of LSB Common Stock contained in LSB's Registration Statement on Form 8-A filed February 2, 1988, under the Exchange Act and any other amendment or report filed for the purpose of updating such description.

     All documents filed by LSB pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus, but prior to the termination of the offering to which this Prospectus relates, shall be deemed to be incorporated herein by reference and such documents will be deemed to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     LSB will provide without charge, upon the written or oral request of any person, including any beneficial owner, to whom this Prospectus is delivered a copy of any and all information (excluding certain exhibits) relating to LSB that has been incorporated by reference in the Registration Statement. Such requests should be directed to Monty J. Oliver, Secretary and Treasurer, LSB Bancshares, Inc., One LSB Plaza, Lexington, North Carolina 27292 (telephone
(336) 248-6500).

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus (and the exhibits filed with the Registration Statement that contains this Prospectus) and all documents incorporated herein contain certain forward-looking statements with respect to the financial condition, results of operations and business of LSB. In addition, LSB may from time to time make written or oral "forward-looking statements," including statements contained in LSB's filings with the Commission, in its reports to shareholders and in other communications by LSB, which are made in good faith pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

     These forward-looking statements involve risks and uncertainties, such as statements of LSB's plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond LSB's control). The following factors, among others, could cause LSB's financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: significantly increased competitive pressures in the banking industry; the ability to successfully integrate acquisitions; the strength of the United States economy in general and the strength of the local economies in which LSB conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services of LSB and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; the willingness of users to substitute competitors' products and services for LSB's products and services; the success of LSB in gaining regulatory approval of its products and services, when required; the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; changes in consumer spending and saving habits; changes in the securities markets; and the success of LSB at managing the risks involved in the foregoing.

     LSB cautions that the foregoing list of important factors is not exclusive. LSB does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of LSB.

                              LSB BANCSHARES, INC.

     LSB, a North Carolina corporation, is a bank holding company registered with the Federal Reserve under the federal Bank Holding Company Act of 1956, as amended (the "BHC Act."). LSB owns all of the outstanding shares of LSB Bank, a North Carolina bank corporation. LSB, through LSB Bank and its subsidiaries, offers a full range of financial services through 21 banking offices located in Davidson, Forsyth and Stokes counties in North Carolina. As of March 31, 1998, LSB had total consolidated assets of approximately $639.6 million, total consolidated deposits of approximately $525.6 million, and total consolidated shareholders' equity of approximately $68.4 million.

     LSB Bank is a North Carolina bank with deposits insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation. LSB Bank offers a wide range of financial services related to commercial banking, savings and trusts, including the acceptance of deposits, corporate cash management, discount brokerage, IRA plans, secured and unsecured loans and trust functions. LSB Bank has two wholly-owned non-bank subsidiaries: Peoples Finance Company of Lexington, Inc. ("Peoples Finance") and LSB Financial Services, Inc. ("LSB Financial Services"). Peoples Finance is a finance company licensed under the laws of the State of North Carolina that offers secured and unsecured loans to individuals up to a maximum of $10,000, as well as dealer originated loans. LSB Financial Services is a North Carolina corporation that offers a full range of uninsured, nondeposit investment products, including mutual funds, annuities, stocks and bonds.

     The principal executive offices of LSB and LSB Bank are located at One LSB Plaza, Lexington, North Carolina 27292, and its telephone number at such address is (336) 248-6500. Additional information with respect to LSB and its subsidiaries is included in the documents incorporated by reference in this Prospectus. See "Available Information" and "Documents Incorporated by Reference."

                                USE OF PROCEEDS

     LSB will not receive any of the proceeds from the sale of the Shares being offered by the Selling Shareholders. LSB will pay all expenses incurred in connection with the public offering of the Shares. The Selling Shareholders will pay all transaction costs associated with effecting any sales of the Shares that occur. If the warrants held by the Selling Shareholders are exercised, in whole or part, LSB would receive proceeds from such exercise in the amount of $7.75 per share of Common Sock so purchased, up to a maximum of approximately $366,583 upon exercise of all such warrants held by the Selling Shareholders. LSB intends to use such proceeds, if any, for general working capital and corporate purposes.

                              SELLING SHAREHOLDERS

     The following table sets forth the number of Shares of Common Stock being registered under the Registration Statement (of which this Prospectus is a part) on behalf of the Selling Shareholders and certain information regarding the Selling Shareholders.

                                                     BENEFICIAL
                                                     OWNERSHIP                              BENEFICIAL
                                                    PRIOR TO THE                            OWNERSHIP
                                                      OFFERING       NUMBER OF SHARES   AFTER THE OFFERING
                                                  ----------------      TO BE SOLD      ------------------
NAME OF BENEFICIAL OWNER                          SHARES   PERCENT   IN THE OFFERING    SHARES    PERCENT
------------------------                          ------   -------   ----------------   -------   --------
Gerald H. Long..................................  15,960      *           15,960            --       --
Joseph H. Sherrill..............................  10,962      *            9,674         1,288        *
Charles W. Chatham..............................   9,287      *            9,287            --       --
John B. Bondurant...............................   6,599      *            4,643         1,956        *
Frederick Joyner................................  19,216      *            3,095        16,121        *
John S. Huffstetler, Sr.........................   5,347      *            1,160         4,187        *
Arthur S. Solomon...............................   4,383      *            1,160         3,223        *
William H. Maynard, Jr..........................   1,160      *            1,160            --       --
John F. Huffstetler, Jr.........................   1,667      *              697           970        *
S. Michael Huffstetler..........................   2,396      *              465         1,931        *

---------------

* Less than one percent (1%).

                              PLAN OF DISTRIBUTION

     The Selling Shareholders have advised LSB that they may from time to time sell all or a portion of the Shares offered hereby in one or more transactions in the over-the-counter market, on the Nasdaq National Market, on any exchange on which the Common Stock may then be listed, in negotiated transactions or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale or prices related to such prevailing market prices, or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or purchasers of the Shares for whom they may act as agent (which compensation may be in excess of customary commissions). In connection with such sales, the Selling Shareholders and any broker-dealers or agents participating in such sales may be deemed to be underwriters as that term is defined under the Securities Act and any discount or commission received by them and any profit on the resale of shares as principals would be deemed to be underwriting discounts or commissions under the Securities Act. Neither LSB nor the Selling Shareholders can estimate at the present time the amount of commissions or discounts, if any, that will be paid by the Selling Shareholders on account of their sales of the Shares from time to time.

     LSB will pay certain expenses in connection with this offering, estimated to be approximately $20,000, but will not pay for any underwriting commissions and discounts, if any, or counsel fees or other expenses of the Selling Shareholders.

                                    EXPERTS

     The consolidated financial statements of LSB Bancshares, Inc. and subsidiaries as of December 31, 1997, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of Turlington and Company, L.L.P., independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The legality of the shares of Common Stock being offered hereby will be passed upon by Hunton & Williams, Charlotte, North Carolina.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses in connection with the offering of the securities to which this Registration Statement relates, which will be borne by LSB, are set forth below. With the exception of the Securities and Exchange Commission ("SEC") and National Association of Securities Dealers, Inc. ("NASDAQ") filing fees, all amounts represent the best estimate of LSB.

                                                              AMOUNT
                                                              -------
SEC registration fee........................................  $   285
NASDAQ listing fee..........................................    2,000
Legal fees and expenses (including Blue Sky fees)...........   15,000
Printing expenses...........................................    1,000
Miscellaneous...............................................    1,715
                                                              -------
          Total.............................................  $20,000
                                                              =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 55-8-50 through 55-8-58 of the General Statutes of North Carolina provide for indemnification of directors, officers, employees, and agents of a North Carolina corporation. Subject to certain exceptions, a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if (i) he conducted himself in good faith; and (ii) he reasonably believed (a) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and (b) in all other cases, that his conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Moreover, unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding as authorized by the board of directors in the specific case or as authorized or required under any provision in the articles of incorporation or bylaws or by any applicable resolution or contact upon receipt of an undertaking by or on behalf of a director to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation against such expenses. A director may also apply for court-ordered indemnification under certain circumstances.

     Unless a corporation's articles of incorporation provide otherwise, (i) an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director, (ii) the corporation may indemnify or advance expenses to an officer, employee, or agent of a corporation to the same extent as to a director, and
(iii) a corporation may also indemnify or advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

     In addition and separate and apart from the indemnification rights discussed above, the statutes further provide that a corporation may, in its articles of incorporation or bylaws, or by contract or resolution, indemnify or agree to indemnify any one of its directors, officers, employees, or agents against liability and expenses in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities; provided, however, that a corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of his activities which were at the time taken known or believed by him to be clearly in conflict with the best interests of the corporation. A corporation may likewise and to the same extent indemnify or agree to indemnify any person who, at the request of the corporation, is or was serving as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan. Any such provision for indemnification may also include provisions for recovery from the corporation of reasonable costs, expenses, and attorneys' fees in connection with the enforcement of rights to indemnification and may further include provisions establishing reasonable procedures for determining and enforcing the rights granted therein.

     As permitted by North Carolina statutory provisions, Article 8 of the Bylaws of the Registrant provides as follows:

          SECTION 1. Indemnification Provisions. Any person who at any time serves or has served as a director or officer of the corporation or of any wholly owned subsidiary of the corporation, or in such capacity at the request of the corporation for any other foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under any employee benefit plan of the corporation or of any wholly owned subsidiary thereof (a "Claimant"), shall have the right to be indemnified and held harmless by the corporation to the fullest extent from time to time permitted by law against all liabilities and litigation expenses (as hereinafter defined) in the event a claim shall be made or threatened against that person in, or that person is made or threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of the corporation, including all appeals therefrom (a "proceeding"), arising out of that person's status as such or that person's activities in any such capacity; provided, that such indemnification shall not be effective with respect to (a) that portion of any liabilities or litigation expenses with respect to which the Claimant is entitled to receive payment under any insurance policy or (b) any liabilities or litigation expenses incurred on account of any of the Claimant's activities which at the time taken known or believed by the Claimant to be clearly in conflict with the best interests of the corporation.

          SECTION 2. Definitions. As used in this Article, (a) "liabilities" shall include, without limitation, (1) payments in satisfaction of any judgment, money decree, excise tax, fine or penalty for which Claimant had become liable in any proceeding and (2) payments in settlement of any such proceeding subject, however, to Section 3 of this Article; (b) "litigation expenses" shall include, without limitation, (1) reasonable costs and expenses and attorneys' fees and expenses actually incurred by the Claimant in connection with any proceeding and (2) reasonable costs and expenses and attorneys' fees and expenses in connection with the enforcement of rights to the indemnification granted hereby or by applicable law, if such enforcement is successful in whole or in part; and (c) "disinterested directors" shall mean directors who are not party to the proceeding in question.

          SECTION 3. Settlements. The corporation shall not be liable to indemnify the Claimant for any amounts paid in settlement of any proceeding effected without the corporation's written consent. The corporation will not unreasonably withhold its consent to any proposed settlement.

          SECTION 4. Litigation Expense Advances. (a) Except as provided in subsection (b) below, any litigation expenses shall be advanced to any Claimant within 30 days of receipt by the secretary of the corporation of a demand therefor, together with an undertaking by or on behalf of the Claimant to repay to the corporation such amount unless it is ultimately determined that Claimant is entitled to be indemnified by the corporation against such expenses. The secretary shall promptly forward notice of the demand and undertaking immediately to all directors of the corporation.

          (b) Within 10 days after mailing of notice to the directors pursuant to subsection (a) above, any disinterested director may, if desired, call a meeting of all disinterested directors to review the reasonableness of the expenses so requested. No advance shall be made if a majority of the disinterested directors affirmatively determines that the item of expense is unreasonable in amount; but if the disinterested directors determine that a portion of the expense item is reasonable, the corporation shall advance such portion.

          SECTION 5. Approval of Indemnification Payments. Except as provided in Section 4 of this Article, the board of directors of the corporation shall take all such action as may be necessary and appropriate to authorize the corporation to pay the indemnification required by Section 1 of this Article, including, without limitation, making a good faith evaluation of the manner in which the Claimant acted and of the reasonable amount of indemnity due the Claimant. In taking any such action, any Claimant who is a director of the corporation shall not be entitled to vote on any matter concerning such Claimant's right to indemnification.

          SECTION 6. Suits by Claimant. No Claimant shall be entitled to bring suit against the corporation to enforce his rights under this Article until sixty days after a written claim has been received by the corporation, together with any undertaking to repay as required by Section 4 of this Article. It shall be a defense to any such action that the Claimant's liabilities or litigation expenses were incurred on account of activities described in clause (b) of Section 1, but the burden of proving this defense shall be on the corporation. Neither the failure of the corporation to have made a determination prior to the commencement of the action to the effect that indemnification of the Claimant is proper in the circumstances, nor an actual determination by the corporation that the Claimant had not met the standard of conduct described in clause (b) of Section 1, shall be a defense to the action or create a presumption that the Claimant has not met the applicable standard of conduct.

          SECTION 7. Consideration; Personal Representatives and Other Remedies. Any person who during such time as this Article or corresponding provisions of predecessor bylaws is or has been in effect serves or has served in any of the aforesaid capacities for or on behalf of the corporation shall be deemed to be doing so or to have done so in reliance upon, and as consideration for, the right of indemnification provided herein or therein. The right of indemnification provided herein or therein shall inure to the benefit of the legal representatives of any person who qualifies or would qualify as a Claimant hereunder, and the right shall not be exclusive of any other rights to which the person or legal representative may be entitled apart from this Article.

          SECTION 8. Scope of Indemnification Rights. The rights granted herein shall not be limited by the provisions of Section 55-8-51 of the General Statutes of North Carolina or any successor statute.

     As permitted by applicable statutes, the Registrant has purchased a standard director and officer liability insurance policy that will, subject to certain limitations, indemnify the Registrant and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacities as such.

     The indemnification provisions in the Bylaws may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the 1933 Act.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
   4.1     --  Form of Certificate of Warrant issued to each of the Selling
               Shareholders.
   5.1     --  Form of Opinion of Hunton & Williams regarding the validity of the securities being registered.
  23.1     --  Consent of Turlington and Company, L.L.P., independent certified public accountants for LSB Bancshares, Inc.
  23.2     --  Consent of Hunton & Williams (included in Exhibit 5.1).
  24.1     --  Powers of Attorney (included on the signature page hereof).

ITEM 17.  UNDERTAKINGS

     A. The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of North Carolina, on June 25, 1998.

                                          LSB BANCSHARES, INC.

                                          By:        /s/ ROBERT F. LOWE
                                            ------------------------------------
                                                       Robert F. Lowe
                                                   Chairman of the Board,
                                               President and Chief Executive
                                                           Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert F. Lowe and Monty J. Oliver, and each of them (with full power each to act alone), as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                       TITLE                      DATE
                      ---------                                       -----                      ----

             /s/ MARGARET LEE W. CROWELL                 Director                            June 25, 1998
-----------------------------------------------------
               Margaret Lee W. Crowell

                 /s/ ROBERT F. LOWE                      Chairman of the Board,              June 25, 1998
-----------------------------------------------------      President and Chief
                   Robert F. Lowe                          Executive Officer

              /s/ ROBERTS E. TIMBERLAKE                  Director                            June 25, 1998
-----------------------------------------------------
                Roberts E. Timberlake

              /s/ JULIUS S. YOUNG, JR.                   Director                            June 25, 1998
-----------------------------------------------------
                Julius S. Young, Jr.

                 /s/ LEONARD H. BECK                     Director                            June 25, 1998
-----------------------------------------------------
                   Leonard H. Beck

                /s/ SAMUEL R. HARRIS                     Director                            June 25, 1998
-----------------------------------------------------
                  Samuel R. Harris

                 /s/ DAVID A. SMITH                      Director                            June 25, 1998
-----------------------------------------------------
                   David A. Smith

                /s/ BURR W. SULLIVAN                     Director                            June 25, 1998
-----------------------------------------------------
                  Burr W. Sullivan

               /s/ PEGGY B. BARNHARDT                    Director                            June 25, 1998
-----------------------------------------------------
                 Peggy B. Barnhardt

                      SIGNATURE                                       TITLE                      DATE
                      ---------                                       -----                      ----

                 /s/ WALTER A. HILL                      Director                            June 25, 1998
-----------------------------------------------------
                   Walter A. Hill

              /s/ ROBERT B. SMITH, JR.                   Director                            June 25, 1998
-----------------------------------------------------
                Robert B. Smith, Jr.

                /s/ MICHAEL S. ALBERT                    Director                            June 25, 1998
-----------------------------------------------------
                  Michael S. Albert

                /s/ MARVIN D. GENTRY                     Director                            June 25, 1998
-----------------------------------------------------
                  Marvin D. Gentry

                                                         Director                            June __, 1998
-----------------------------------------------------
                Lloyd G. Walter, Jr.

                 /s/ MONTY J. OLIVER                     Secretary and Treasurer,            June 25, 1998
-----------------------------------------------------      Chief Financial Officer
                   Monty J. Oliver                         (Chief Accounting Officer)

                                 EXHIBIT INDEX

EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
  4.1     --   Form of Certificate of Warrant issued to each of the Selling
               Shareholders.
  5.1     --   Form of Opinion of Hunton & Williams regarding the validity of the securities being registered.
 23.1     --   Consent of Turlington and Company, L.L.P., independent
               certified public accountants for LSB Bancshares, Inc.
 23.2     --   Consent of Hunton & Williams (included in Exhibit 5.1).
 24.1     --   Powers of Attorney (included on the signature page hereof).